UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2023

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34049	33-0841255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 471-8536

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Series A Common Stock, $0.01 par value per share	SQFT	The Nasdaq Stock Market LLC

9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	SQFTP	The Nasdaq Stock Market LLC

Series A Common Stock Purchase Warrants to Purchase Shares of Common Stock	SQFTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2023, Presidio Property Trust, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with its Chief Executive Officer, President and Chairman Jack K. Heilbron. The Employment Agreement has a term of three years and shall be automatically renewed for additional one year terms unless either party provides three months’ written notice. Mr. Heilbron will receive an annual salary of $425,996 which shall be reviewed annually by the Board of Directors of the Company or Compensation Committee thereof and he will be entitled to receive, in addition to his base salary, an annual bonus at a target of up to 100% of his base salary.

If Mr. Heilbron’s employment is terminated for cause, as defined in the Employment Agreement, or by Mr. Heilbron without good reason, as defined in the Employment Agreement, the Company shall have no obligations other than to pay him the earned and unpaid base salary and accrued but unpaid time off through the date of termination (the “Accrued Obligations”) in cash on the date of termination and provide any vested benefits required to be paid or provided or which Mr. Heilbron is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Heilbron’s employment is terminated due to death or disability, as defined in the Employment Agreement, he, or his estate or beneficiaries in the event of his death, will be entitled to receive the Accrued Obligations, reimbursement for expenses incurred prior to the date of termination and the provision of any vested benefits required to be paid or provided or which Mr. Heilbron is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Heilbron terminates his employment for good reason, he will be entitled to (a) the Accrued Obligations and (b) a cash payment equal to the mean average of the cash bonus payments received by him during the immediately preceding two years, (c) for the period beginning on the date of termination and ending 12 months following such date, or earlier upon certain circumstances, healthcare benefits for himself and eligible dependents, (d) to the extent previously unpaid or provided, any vested benefits and other amounts or benefits required to be paid or provided under any plan or policy of the Company (excluding equity incentive plans) and (e) on the termination date 100% of outstanding unvested stock options, restricted stock and other equity awards granted to Mr. Heilbron under any of the Company’s equity incentive plans (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

The description of the Employment Agreement contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits

The following exhibit is being filed herewith:

Exhibit No.	Description

10.1	Employment agreement with Jack Heilbron
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDIO PROPERTY TRUST, INC.

	By:	/s/ Ed Bentzen
	Name:	Ed Bentzen
	Title:	Chief Financial Officer

Dated: January 5, 2024